Radisys Corporation
2007 Stock Plan

Restricted Stock Unit Grant Agreement

This Restricted Stock Unit Grant Agreement (the “Agreement”), dated as of %%OPTION_DATE,‘Month DD, YYYY’%-% (the “Grant Date”), is made by and between Radisys Corporation (the “Company”) and %%FIRST_NAME%-% %%LAST_NAME%-% (the “Award Recipient”).
RECITALS
WHEREAS, the Company has established and maintains the Radisys Corporation 2007 Stock Plan (the “Plan”); and
WHEREAS, the Award Recipient is a member of the Board of Directors of the Company (the “Board”); and
WHEREAS, the Company wishes to issue Shares to the Award Recipient on certain terms and conditions, and for that purpose desires to grant to the Award Recipient Restricted Stock Units (“RSUs”) under the Plan, subject to certain restrictions and limitations; and
WHEREAS, the Award Recipient desires to receive a grant of such RSUs from the Company;
NOW, THEREFORE, in consideration of the promises and mutual agreements contained herein, the adequacy and sufficiency of which are hereby acknowledged, the Company and the Award Recipient agree as follows:
1.    Grant of RSUs.
(a)    Number of RSUs/Vesting. The Company hereby grants to the Award Recipient, on the Grant Date, %%TOTAL_SHARES_GRANTED,’999,999,999’%-% RSUs under the Plan, each such RSU contingently entitling the Award Recipient to acquire one Share, subject to the vesting schedule and terms and conditions set forth below. Unless and until the RSUs will have vested, the Award Recipient will have no right to the issuance of any Shares pursuant to this Agreement or such RSUs.

Number of RSUs	Vesting Date
%%SHARES_PERIOD1,’999,999,999’%-%	%%VEST_DATE_PERIOD1,’Month DD, YYYY’%-%
An Additional %%SHARES_PERIOD2,’999,999,999’%-%	%%VEST_DATE_PERIOD2,’Month DD, YYYY’%-%
An Additional %%SHARES_PERIOD3,’999,999,999’%-%	%%VEST_DATE_PERIOD3,’Month DD, YYYY’%-%
An Additional %%SHARES_PERIOD4,’999,999,999’%-%	%%VEST_DATE_PERIOD4,’Month DD, YYYY’%-%

RSUs, and the right to be issued any Shares subject to RSUs, granted under this Agreement shall vest in accordance with the above schedule on the applicable dates listed in the table above (each a “Vesting Date”), if on such Vesting Date the Award Recipient is still continuing to serve as a Service Provider of the Company or one of its Subsidiaries. For avoidance of doubt, there shall be no proportionate or partial vesting in the periods prior to each Vesting Date and vesting shall occur only on the applicable Vesting Date pursuant to this Section 1(a). Upon the Award Recipient ceasing to be a Service Provider of the Company and all of its Subsidiaries, the unvested portion of the RSUs, and the right to be issued any Shares pursuant to the unvested portion of the RSUs, shall be forfeited by the Award Recipient.

Notwithstanding the foregoing, (i)  immediately prior to the effective time of a Transaction that results in a Change of Control (as defined below), and provided the Award Recipient is then a Service Provider of the Company or one of its Subsidiaries, all RSUs granted under this Agreement shall immediately accelerate and vest, and (ii) upon the Award Recipient ceasing to be a Service Provider of the Company and all of its Subsidiaries, the Administrator may, in its sole and complete discretion, provide for an acceleration of vesting of the RSUs granted under this Agreement.
For purposes of this Agreement, “Change of Control” shall mean that one of the following events has taken place:
(i)    The shareholders of the Company approve one of the following:
(A)    Any merger or statutory plan of exchange involving the Company ("Merger") in which the Company is not the continuing or surviving corporation or pursuant to which Common Stock would be converted into cash, securities or other property, other than a Merger involving the Company in which the holders of Common Stock immediately prior to the Merger continue to represent more than 50% of the voting securities of the surviving corporation after the Merger; or
(B)    Any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of the Company; provided that a sale, lease, exchange or other transfer of assets (in one transaction or a series of related transactions) shall not be a sale of substantially all of the assets of the Company for purposes of this Agreement if (x) the Company’s and its other consolidated subsidiaries’ investments in such assets are less than 90% of the total assets of the Company and its subsidiaries consolidated as of the end of the most recently completed fiscal year or (y) the pro forma revenue of the business comprised by such assets as of the end of the most recently completed fiscal year end is less than 90% of the total revenue of the Company and its subsidiaries consolidated as of the end of the most recently completed fiscal year end.
(ii)    A tender or exchange offer, other than one made by the Company, is made for Common Stock (or securities convertible into Common Stock) and such offer results in a portion of those securities being purchased and the offer or after the consummation of the offer is the beneficial owner (as determined pursuant to Section 13(d) of the Exchange Act), directly or indirectly, of securities representing more than 50% of the voting power of outstanding securities of the Company.
(iii)    The Company receives a report on Schedule 13D of the Exchange Act reporting the beneficial ownership by any person, or more than one person acting as a group, of securities representing more than 50% of the voting power of outstanding securities of the Company, except that if such receipt shall occur during a tender offer or exchange offer described in (ii) above, a Change of Control shall not take place until the conclusion of such offer.
Notwithstanding anything in the foregoing to the contrary, no Change of Control shall be deemed to have occurred for purposes of this Agreement by virtue of any transaction which results in the Award Recipient, or a group of persons which includes the Award Recipient, acquiring, directly or indirectly, securities representing 20% or more of the voting power of outstanding securities of the Company.
(b)    Additional Documents/Capitalized Terms. The Award Recipient agrees to execute such additional documents and complete and execute such forms as the Company may require for purposes of this Agreement. Any capitalized terms not defined herein shall have the same meaning as set forth in the Plan.
(c)    Issuance of Shares. If, and at the time, the Award Recipient’s RSUs vest under the terms of this Section 1, the Award Recipient shall be issued a number of Shares equal to the number of RSUs which have vested on such date, without payment therefore, as full consideration for the vested RSUs. Without limiting the entitlement of the Award Recipient to Shares pursuant to the RSUs which have vested, as soon as practicable following the vesting of any RSUs, the Company shall, in its sole discretion, either (i) cause to be delivered to the Award Recipient a certificate evidencing such Shares (less any Shares withheld under Section 3 below) or (ii) cause its third-party recordkeeper to credit an account established and maintained in the Award Recipient’s name with such Shares (less any Shares withheld under Section 3 below) as evidence of the issuance of Shares pursuant to this Section 1. No fractional Shares shall be issued under this Agreement.
2.    Restrictions on Transfer. Except as otherwise provided herein or in the Plan, the RSUs granted pursuant to this Agreement and the rights and privileges conferred hereby shall not be sold, exchanged, assigned, transferred, conveyed, gifted, delivered, encumbered, discounted, pledged, hypothecated, or otherwise disposed of, whether voluntarily, involuntarily, or by operation of law. Immediately upon any attempt to transfer such rights, such RSUs, and all of the rights related thereto, shall be forfeited by the Award Recipient.
3.    Tax Consequences. The Award Recipient shall be liable for any and all federal, state, provincial or local taxes and other levies of any kind required by Applicable Laws with respect to the RSUs granted pursuant to this Agreement and the issuance of Shares pursuant to this Agreement (collectively, the “Taxes”). The Company may, prior to and as a condition of issuing any Shares pursuant to this Agreement or delivering any Share certificates or any cash or other assets to the Award Recipient, require the Award Recipient to pay the Taxes or to satisfy the Company in a manner acceptable to the Company that the Taxes will be paid. As and when the RSUs vest, the Company may, in its discretion, require the Award Recipient to pay or satisfy all or part of his or her obligation to pay the Taxes.
4.    Plan Incorporated by Reference. This grant of RSUs is made pursuant to the Plan, and in all respects will be interpreted in accordance with the Plan. The Administrator has the authority to interpret and construe this Agreement pursuant to the terms of the Plan, and its decisions are conclusive as to any questions arising hereunder. The Award Recipient hereby acknowledges receipt from the Company of a copy of the current version of the Plan which shall be deemed to be incorporated in and form a part hereof. The Award Recipient acknowledges that in the event of any conflict between the terms of this Agreement and the terms of the Plan, as the same may be amended and in effect from time to time, the terms of the Plan shall prevail.
5.    No Affiliation or Other Rights. This grant of RSUs does not confer upon the Award Recipient any right to continue to serve as a Service Provider of the Company or any Subsidiary or interfere in any way with the right of the Company or any Subsidiary to terminate such Award Recipient’s service as a Service Provider at any time, for any reason, with or without cause, or to decrease such Award Recipient’s compensation or benefits.
6.    Representations and Covenants of the Award Recipient. The Award Recipient represents, warrants, agrees and covenants with the Company that:
(a)the Award Recipient has not been induced to enter into this Agreement by expectation of service or continued service as a Service Provider with the Company or any Subsidiary of the Company, and the receipt of this Award under the Plan is voluntary;

(b)the Award Recipient will comply with all Applicable Laws in connection with this Award and the acquisition and sale of any Shares issued hereunder and shall indemnify and hold the Company and all of its Subsidiaries harmless from and against any loss, cost or expense incurred by the Company or any of its Subsidiaries in connection with any breach or default by the Award Recipient under such Applicable Laws; and

(c)the Award Recipient is a Service Provider of the Company or one of its Subsidiaries.

7.    Acknowledgments by Award Recipient. The Award Recipient acknowledges and confirms his agreement and understanding that:
(a)     the RSUs granted hereunder are provided solely as an incentive and shall not constitute part of the Award Recipient’s compensation package. If the Award Recipient retires, resigns or is terminated from employment or ceases to be a Service Provider of the Company and all of its Subsidiaries (with or without cause and with or without notice), the loss or limitation, if any, pursuant to this Agreement and the Plan with respect to rights which were not vested at that time shall not give rise to any right to damages and shall not be included in the calculation of nor form any part of any settlement of any kind whatsoever in respect of the Award Recipient;

(b)     in no event shall the Award Recipient be entitled to continued vesting of the RSUs beyond the time specified under the Plan and this Agreement;

(c)     any reference in the Plan or this Agreement to the time when the Award Recipient “ceases to be a Service Provider” or words of similar import shall be a reference to the time when the Award Recipient ceases to be in active service with the Company and all of its Subsidiaries and, for such purpose, if the Company or any of its Subsidiaries has made payment in lieu of notice to the Award Recipient or has dismissed the Award Recipient with or without notice, the Award Recipient shall cease to be in active service with the Company and all of its Subsidiaries on the date when the Company or any of its Subsidiaries requires him to stop reporting for service; and

(d)the Award Recipient has received independent legal advice or has decided, voluntarily without influence from the Company or any of its Subsidiaries, that he does not need to seek such independent legal advice in relation to this Agreement, the Plan and all related documents.

8.    Applicable Law. The validity, construction, interpretation and effect of this Agreement will be governed by and construed in accordance with the laws of the State of Oregon, without giving effect to the conflicts of laws provisions thereof.
9.    Notice. Any notice to the Company or the Administrator provided for in this Agreement shall be addressed to Radisys Corporation at its principal business address in care of the Secretary of the Company, and any notice to the Award Recipient will be addressed to the Award Recipient at the current address shown on the books and records of the Company or its Subsidiary. Any notice shall be sent by registered or certified mail.
10.    Discretionary Nature of Plan. The Plan is discretionary in nature, and the Company may suspend, modify, amend or terminate the Plan in its sole discretion at any time, subject to the terms of the Plan and any applicable limitations imposed by law. This RSU grant under the Plan is a one-time benefit and does not create any contractual or other right to receive additional RSUs or other benefits in lieu of RSUs in the future. Future grants, if any, will be at the sole discretion of the Board or the Administrator, including, but not limited to, the timing of any grant, the number of RSUs, and the vesting provisions.
11.    409A Savings Clause. Notwithstanding any other provision of this Agreement to the contrary, the Board may, in good faith, amend this Agreement without the consent of the Award Recipient to the extent necessary, appropriate or desirable to comply with the requirements under Section 409A of the Code or to prevent the Award Recipient from being subject to any additional tax or penalty under Section 409A of the Code, while maintaining to the maximum extent practicable the original intent of this Agreement. Notwithstanding the foregoing, neither the Company nor any Subsidiary of the Company, nor the Administrator, shall be liable to any Award Recipient if an RSU grant is subject to Section 409A of the Code, or the Award Recipient otherwise is subject to any additional tax or penalty under Section 409A of the Code.
12.    Entire Agreement. This Agreement and the Plan contain the entire agreement between the Award Recipient and the Company regarding the grant of RSUs and supersede all prior arrangements or understandings with respect thereto.

By accepting this grant, I accept the RSUs granted pursuant to this Agreement subject to the limitations and restrictions referred to herein, and I agree to be bound by the terms of the Plan and this Agreement. I hereby further agree that all the decisions and determinations of the Administrator and its interpretation and construction of the provisions of the Plan and this Agreement will be final, conclusive and binding.

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized representative and the Award Recipient has executed this Agreement effective as of the Grant Date.

RADISYS CORPORATION

By:
Brian Bronson
Its: President and Chief Financial Officer
Date: %%OPTION_DATE,‘Month DD, YYYY’%-%